Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE

U. S. STEEL FINALIZES 2013 EARNINGS
TO REFLECT ADDITIONAL TAX BENEFITS

Tax Benefits Will Generate Over $300 Million Of Incremental 2014 Cash Flow
That Will Be Used To Support Investment In Innovation And Operations

PITTSBURGH, February 25, 2014 – United States Steel Corporation (NYSE: X) today announced that it has finalized its fourth quarter and full year 2013 earnings, preliminarily reported on January 28, 2014, to reflect additional after-tax benefits of $392 million. As a result, U.S. Steel results for full year 2013 improved $392 million to a net loss of $1.672 billion, or $11.56 per share, as compared to a net loss of $2.064 billion, or $14.27 per share, as reported. The company expects the additional tax benefits will generate over $300 million of incremental after-tax cash flow in 2014.

The tax benefits result from liquidating, for tax purposes, a non-U.S. entity that is a holding company for most of U.S. Steel’s non-U.S. operations. Additional information on these tax benefits is in the 2013 Annual Report on Form 10-K filed today.

U.S. Steel intends to use its increased cash position to accelerate the Carnegie Way transformation by investing in core business processes, including commercial, manufacturing, supply chain, procurement, and innovation.

Mario Longhi, President and Chief Executive Officer, said, “We are transforming our business with The Carnegie Way, which extends to every aspect of U.S. Steel including our operations, our balance sheet and our global structure. While we still face many challenges, we are moving forward with purpose and beginning to see the results of our actions, allowing us to accelerate investment in innovation and the company’s future success.”

Additional information, including forward-looking statements and risk factors, can be found in the Form 10-K on U. S. Steel’s website at www.ussteel.com.
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2014-007